U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2010

American Capital, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

As previously announced, American Capital, Ltd. (the “Company”) and each of the lenders (the “Lenders”) under the Company’s unsecured revolving credit agreement entered into a Lock Up Agreement dated as of November 20, 2009 (the “Lock Up Agreement”), which, among other things, provides that the parties will support an out-of-court restructuring of the loans outstanding under the credit agreement and of the Company’s private and public unsecured notes (the “Restructuring”). The parties may terminate the Lock Up Agreement if certain events relating to the Restructuring do not occur by the deadline specified in the Lock Up Agreement.

On March 9, 2010, the Company and Wachovia Bank, National Association, as the Administrative Agent for the Lenders, entered into a letter agreement (the “Extension Letter”) to extend the termination event date in the Lock Up Agreement to March 31, 2010. Any further extension of the termination event date will require the agreement of Lenders holding a majority of the amount outstanding under the credit agreement.

The Company also issued a press release announcing the extension of the termination event date in the Lock Up Agreement on March 9, 2010. A copy of the press release and the Extension Letter are included as exhibits to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Exhibit
10.1	Extension Letter, dated March 9, 2010.

99.1	Press Release, dated March 9, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.

Dated: March 12, 2010	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel, Chief Compliance Officer and Secretary